Exhibit 99.1

MicroVision Announces First Quarter 2012 Results

Company signs definitive agreement with Pioneer and positions for its ingredient brand business and licensing model

REDMOND, Wash.--(BUSINESS WIRE)--April 23, 2012--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the first quarter of 2012 and the advancement of its 2012 business objectives.

The company made important progress on its three key objectives of securing OEM commitments, launching MicroVision’s HD PicoP® Gen2 display engine technology using direct green lasers (PicoP Gen2) and transitioning to an “Image by PicoP” ingredient brand model.

The recent completion of definitive agreements with Pioneer Corporation under which Pioneer agrees to produce PicoP Gen2 display engines for its own automotive aftermarket products and to pay MicroVision royalties from sales of these products is a major milestone toward achieving MicroVision’s 2012 goals. This arrangement allows the companies to leverage Pioneer’s advanced operational technologies and product distribution networks to promote adoption of its automotive aftermarket products and supports MicroVision’s continued transition to an “Image by PicoP” ingredient brand model, which is expected over time to reduce working capital requirements.

Pioneer plans to release its first commercial aftermarket head-up display product later this year. MicroVision plans to sell key components of the PicoP Gen2 technology to Pioneer for its product launch. Availability of commercial direct green lasers is expected to coincide with Pioneer’s product launch.

The company continues to deliver PicoP Gen2 engine design samples to customers for evaluation to secure additional OEM commitments to design products with an embedded PicoP display engine. MicroVision received new orders for PicoP evaluation kits in the first quarter, including from a tier one automotive supplier and a large industrial customer.

As customers choose to move from design to product commercialization under the ingredient brand model, MicroVision would license its patented PicoP Gen2 technology, sell key engine components, and receive royalties from future product sales. The customers would integrate the components using their validated supply chains and manufacturing capabilities and embed the integrated solution into products.

“We believe that licensing our innovative technology and working with customers during the design phase will provide the fastest, lowest cost path to commercializing the PicoP Gen2 platform based on direct green lasers,” said MicroVision President and CEO Alexander Tokman. “This approach frees our customers to produce engines using their established supply chains and allows MicroVision to further reduce its operating costs and reduce the time to reach cash flow break-even.”

The ingredient brand and licensing strategy is possible now because of the availability of the PicoP Gen2 platform and capabilities it offers, direct green laser technology, MicroVision’s strong intellectual property portfolio and the growing market interest in pico projection applications in several sectors. MicroVision plans to reduce its cash used in operations by approximately 50% during the second half of 2012 to align to its “Image by PicoP” ingredient brand model.

“We believe we are positioned to achieve our goal of making PicoP Gen2 display engine technology available this year with a licensing and royalty business model that capitalizes on our investment in our patented PicoP technology and the associated reduction in operating expenses,” concluded Tokman.

Financial Results

The following financial results are for the three months ended March 31, 2012, compared to the same period one year earlier.

  Revenue was $1.7 million, compared to $1.1 million a year ago, primarily from the sale of current generation PicoP display engines and the SHOWWX family of pico projectors.
  Operating loss was $9.8 million, compared to $9.0 million for the same quarter a year ago. The operating loss included approximately $2.2 million in inventory write downs resulting from the company’s reduced activities in the production and sales of the SHOWWX product line as PicoP Gen2 availability approaches.
  Net loss was $9.8 million, or $0.58 per share, compared to $9.0 million, or $0.70 per share for the same quarter a year ago. Per share numbers have been adjusted for the reverse stock split which became effective February 17, 2012.
  Cash used in operations was $6.2 million during the quarter ended March 31, 2012, compared to $8.1 million for the first quarter of 2011.

As of March 31, 2012, backlog was $1.5 million and cash and cash equivalents were $6.8 million.

Conference Call

The company will host a conference call today to discuss its first quarter 2012 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-884-5695 (for U.S. participants) or 617-786-2960 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 39344925. The call will also be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. The company’s PicoP projection display technology uses highly efficient laser light sources which can create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies' innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE: OTPAT). The index is objectively based on the value of intellectual property compared to competitors.

For more information, visit us on:
Website: www.microvision.com
Blog: www.microvision.com/displayground
Twitter: www.twitter.com/microvision
Facebook: www.facebook.com/MicrovisionInc
YouTube: www.youtube.com/mvisvideo

MicroVision and PicoP are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development and operating results and those using words such as “anticipate,” “expected,” “would,” “designed,” “target” and “plan” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	March 31,	December 31,
	2012	2011

Assets
Current Assets
Cash and cash equivalents	$6,808	$13,075
Investment securities, available-for-sale	13	8
Accounts receivable, net of allowances	389	463
Costs and estimated earnings in excess of billings on uncompleted contracts	63	70
Inventory	1,119	4,254
Other current assets	925	785
Total current assets	9,317	18,655

Property and equipment, net	1,984	2,347
Restricted investments	436	786
Intangible assets	2,002	2,048
Other assets	34	34
Total assets	$13,773	$23,870

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$6,406	$7,341
Accrued liabilities	5,031	5,113
Billings in excess of costs and estimated earnings on uncompleted contracts	602	156
Current portion of capital lease obligations	41	39
Current portion of long-term debt	95	93
Total current liabilities	12,175	12,742

Capital lease obligations, net of current portion	60	72
Long-term debt, net of current portion	42	67
Deferred rent, net of current portion	119	187
Total liabilities	12,396	13,068

Commitments and contingencies

Shareholders' Equity
Common stock at par value	17	17
Additional paid-in capital	426,031	425,658
Accumulated other comprehensive loss	(30)	(35)
Accumulated deficit	(424,641)	(414,838)
Total shareholders' equity	1,377	10,802
Total liabilities and shareholders' equity	$13,773	$23,870

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2012	2011

Product revenue	$1,529	$886
Contract revenue	201	233
Total revenue	1,730	1,119

Cost of product revenue	4,175	2,240
Cost of contract revenue	155	299
Total cost of revenue	4,330	2,539

Gross margin	(2,600)	(1,420)

Research and development expense	3,940	4,327
Sales, marketing, general and administrative expense	3,288	3,299
Gain on disposal of fixed assets	-	(7)
Total operating expenses	7,228	7,619

Loss from operations	(9,828)	(9,039)

Interest income	10	15
Interest expense	(9)	(13)
Other income	24	-

Net loss	$(9,803)	$(9,037)

Net loss per share - basic and diluted	$(0.58)	$(0.70)

Weighted-average shares outstanding - basic and diluted	17,027	12,837

CONTACT:
Investors:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629
or
Media/PR
Edelman
Callie Snyder, 503-471-6816